EXHIBIT 16.1

December 18, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F. Street, NE

Washington, DC 20549

Re: Mills Music Trust

Ladies and Gentlemen:

We have read the statements of Mills Music Trust pertaining to our Firm included under Item 4.01 of the Current Report on Form 8-K dated December 17, 2020 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

CERTIFIED PUBLIC ACCOUNTANTS

Cornick, Garber & Sandler, LLP 555 Madison Avenue, New York, NY 10022-3301 T 212.557.3900 F 212.557.3936 50 Charles Lindbergh Blvd., Uniondale NY 11553-3600 T 516.542.9030 F 516.542.9035	cgscpa.com